Exhibit 99.1

PUBLIC LETTER TO VULCAN SHAREHOLDERS

April 16, 2012

On April 11, 2012, Vulcan Materials Company filed a preliminary proxy statement for its annual shareholders’ meeting. Unfortunately, in its preliminary proxy statement Vulcan repeats many of its prior unfounded assertions in defense of its rejection of Martin Marietta Materials, Inc.’s compelling business combination proposal. Vulcan’s preliminary proxy statement also includes a significant number of other materially misleading statements.

Martin Marietta believes that all Vulcan shareholders should know that Vulcan appears to be attempting to impugn and to improperly disqualify the independent director candidates proposed by Martin Marietta for election to Vulcan’s Board. Vulcan’s actions indicate that it is threatening to disenfranchise Vulcan shareholders, depriving you of your basic rights as shareholders to vote for director candidates.

Martin Marietta’s main purpose in proposing its four nominees – a minority of the Vulcan Board – is to bring into the Vulcan Board room a fresh, independent perspective on whether Vulcan should engage with Martin Marietta on its business combination proposal. We believe there is significant value inherent in Martin Marietta’s proposed business combination – including a premium for your shares, the reinstatement of a meaningful dividend, relief from Vulcan’s substantial debt and a significantly strengthened balance sheet. However, these nominees cannot and will not represent Martin Marietta in the Vulcan Board room. And they cannot and will not be constrained from conscientiously exercising their fiduciary duties in the best interests of you, the Vulcan shareholders. These nominees are experienced business professionals with no connection whatsoever to Martin Marietta – in fact, none of the nominees has ever communicated with any Martin Marietta officer or director. The background and qualifications of the nominees were previously disclosed in Martin Marietta’s preliminary proxy statement, as amended, a copy of which can be found at the SEC’s website and www.aggregatesleader.com.

If in the end you believe these nominees or any of them will not act properly and represent your interests, you should not vote for them. This is your prerogative. But, it surely is not your Board’s and senior management’s right to usurp your prerogative and not allow your voice to be heard, particularly based on a campaign of blatant misinformation.

Martin Marietta has an undeniable interest in having you vote on these nominees – and so do you. It is obvious that your Board and senior management won’t pay us any heed. Perhaps they will consider the views of those to whom they are accountable, you the shareholders – on a fundamental issue of your right as shareholders to consider and elect directors reasonably presented to you.

What is happening is clear enough. Your Board and senior management seem to be using every means at their disposal to impede consideration of Martin Marietta’s nominees and proposal. That strategy is now focused on the election of directors at the 2012 annual meeting. Your Board and senior management appear to have:

•	purposefully and calculatingly delayed raising so-called issues about the independent nominees proposed by Martin Marietta,

•	ignored known refutations to plainly wrong statements about the nominees,

•	implemented a disinformation campaign about the nominees, and

•	continued unjustifiably to refuse to confirm that no objection will be raised to the nominees being presented for election at the annual shareholders’ meeting.

You should understand that if your Board and senior management succeed in preventing you from voting on the nominees proposed by Martin Marietta, you will have no effective recourse. Even if, in protest, a “withhold vote” campaign for the Vulcan nominees is successful, Vulcan’s governing documents provide that your remaining incumbent directors will decide whether to accept the resignations of the directors not receiving a majority vote or, even if the resignations are accepted, whether anyone and, if so, who, will be appointed in their stead. In sum, your voice as shareholders will be stifled.

If this is not an outcome you want, we urge you to act now by expressing your views directly and openly to Vulcan’s Board and to your fellow shareholders.

The Annex to this letter contains a detailed account of the key components of your Board’s and senior management’s misinformation campaign and other tactics reflected in Vulcan’s preliminary proxy statement. Please read it. We believe it speaks very clearly of a Board and senior management acting in a manner that is totally disrespectful of shareholders.

Yours sincerely,

/s/ C. Howard Nye
President and Chief Executive Officer
Martin Marietta Materials, Inc.

ANNEX TO

PUBLIC LETTER TO VULCAN SHAREHOLDERS

MISINFORMATION, TIMING AND OTHER TACTICS OF

VULCAN’S BOARD OF DIRECTORS AND SENIOR MANAGEMENT

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Vulcan’s Objections to the Nominee Arrangements Are Misleading and Unfounded. Vulcan suggests that the “nominees’ ability to fairly evaluate Martin Marietta’s exchange offer could be colored by their relationship with Martin Marietta” based on the “confidentiality, compensation, reimbursement and indemnification arrangements” with the director nominees. Vulcan also proclaims that the compensation, reimbursement and indemnification agreements “do not appear to terminate upon election” to Vulcan’s Board.

-	First and foremost, Vulcan completely ignores that the nominee confidentiality agreements are no longer in force or effect. While effectively mooted by Martin Marietta’s disclosure in its S-4 filed on December 12, 2011, in an effort to foreclose Vulcan gamesmanship on these matters, on April 9, 2012, Martin Marietta expressly released the nominees from any further obligations under the confidentiality agreements – and announced that publicly. Undaunted by this conclusive fact, Vulcan deceptively asserts that the agreements’ “obligations would, by their terms, continue through the length of the nominee’s service on Vulcan’s Board if elected.”

-	As to the compensation, reimbursement and indemnification arrangements, they are entirely customary for director nominees proposed by a shareholder to run against nominees proposed by a company’s board of directors. If one were to accept the reasoning of Vulcan’s objections to the Martin Marietta nominees based on these arrangements, the independence of every nominee ever proposed by a shareholder would be called into question, essentially depriving shareholders of their fundamental right to select the overseers of their company.

-	Moreover, a simple reading of the applicable compensation, reimbursement and indemnification agreements – something Vulcan and its counsel must have done (they are attached as exhibits to Martin Marietta’s proxy statement) – shows that these agreements by their terms apply only to the nominee’s actions as a director candidate, including the nominee’s agreement to serve as a director, if elected, but not to a nominee’s actual service as a director.

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The Timing of Vulcan’s Objections Appears to be Purely Tactical and Not at All Supported by its False Claims. Vulcan received the nominees’ completed director questionnaires on January 24, 2012, together with all documentation requested by Vulcan’s corporate secretary – any alleged concerns about customary compensation, reimbursement or indemnification arrangements easily could have been voiced before the passing of the submission deadline under Vulcan’s Bylaws. In addition, Vulcan asserts that it only “recently learned about the existence” of the confidentiality agreements. In fact, Vulcan has possessed the confidentiality agreements since February 27, 2012. Vulcan failed to raise any so-called issues about the confidentiality agreements for more than a month.

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Vulcan is Attempting to Manufacture a Conflict of Interest that it Knows Does Not Exist. Vulcan continues to allege that the confidentiality agreements (which as noted above are no longer in force or effect) between Martin Marietta’s counsel and the independent director nominees somehow “raise questions about the relationship between Martin Marietta and such nominees, as well as the qualifications of these nominees under Vulcan’s governing documents.” You should know that:

-	Vulcan is creating unwarranted suspicion by continuing to mention in a questioning way that, under the confidentiality agreements, the nominees “ ‘agree[d] to be bound as a ‘Representative’ ’ of Martin Marietta, as defined in the [Vulcan / Martin Marietta non-disclosure agreement].” Even if the nominee confidentiality agreements were still in effect (which they are not), there is absolutely nothing wrong here and Vulcan knows it. The term “Representative”, as used in the non-disclosure agreement to which Vulcan itself is a party, means only that the nominees are among the parties subject to an obligation of confidentiality under the non-disclosure agreement (and provides no basis for suggesting that the nominees are Martin Marietta’s “representative” on the Vulcan Board, although that appears to be the inference Vulcan would like people to draw).

-	Through further word games, Vulcan even suggests that Martin Marietta is somehow to be faulted for mysteriously disclosing a “form of” the confidentiality agreement. Vulcan conveniently omits that Martin Marietta provided copies of each confidentiality agreement to Vulcan on the same day the form was publicly released, and that, as clearly explained in Martin Marietta’s 8-K that attached the form agreement, each actual confidentiality agreement was identical in form and substance to the other agreements and the publicly released form.

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Vulcan’s Demand for Communications between Martin Marietta and the Nominees Appears to be a Tactic that Vulcan is Using to Run Out the Clock on the Nomination Process. At this late date, as part of its staged delay tactic campaign, Vulcan now insists that it needs to review “certain Martin Marietta communications with the nominees” as part of its self-declared right – that we believe is an improper denial of a shareholder prerogative under New Jersey law – to pre-screen shareholder nominated directors.

-	Notwithstanding having reviewed the confidentiality agreements, Vulcan still has not taken a definitive stance on the qualification of Martin Marietta’s director nominees. Instead, Vulcan manufactured a new basis for delay – offering the pretext that it needs to “receive from Martin Marietta various items, including certain Martin Marietta communications with the nominees, in connection with Vulcan’s review of Martin Marietta’s nominees.”

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Vulcan’s improper tactics could not be any clearer. There is no reason to disqualify Martin Marietta’s nominees. Each has an impeccable record. Each has agreed to act independently and in the best interests of Vulcan’s shareholders. And each will consider Martin Marietta’s proposal in a manner that is fair and in the best interests of Vulcan’s shareholders – not of Vulcan’s Board or senior management.

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Vulcan’s Assertion that the Vulcan Director Nominees are Not “Interested Parties” With Respect to the Exchange Offer Provides an Incomplete Picture. Vulcan asserts that its nominees are not interested parties with respect to the exchange offer (and implies that Martin Marietta’s nominees are interested). The fact is, Vulcan’s nominees and its other incumbent directors have already taken a unanimous position against the Martin Marietta proposal and have rejected negotiations to explore additional potential value. Clearly they have made up their minds. By contrast, the Martin Marietta nominees have executed written agreements acknowledging that they have not committed, and cannot commit, to support any proposal by Martin Marietta. None of the nominees have any prior or current relationship with Martin Marietta and, indeed, there have been no communications between any Martin Marietta director or officer and the nominees. They are being compensated, reimbursed and indemnified by Martin Marietta for their time and potential liability as nominees in a contested election pursuant to entirely customary arrangements for non-management nominees, which only cover their actions prior to their election to the Vulcan Board.